Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 28, 2017, with respect to the consolidated statement of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended, incorporated herein by reference.
Our report dated March 28, 2017 contains an explanatory paragraph that states that the accompanying consolidated statements of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2015, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended December 31, 2015 and 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP
Shenzhen, the People’s Republic of China
June 19, 2017